Exhibit 99.3

DILIGENT BOARD MEMBER SERVICES, INC.
2013 INCENTIVE PLAN

SECTION 1.  Purpose of the Plan.

The Diligent Board Member Services, Inc. 2013 Incentive Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by encouraging Employees, Directors and Consultants of the Company and its Affiliates to acquire or increase their equity interests in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company.  The Board also contemplates that through the Plan, the Company and its Affiliates will be better able to attract and retain the services of individuals who are essential for the growth and profitability of the Company through the grant of Awards pursuant to the Plan that are payable in Shares and/or cash.

SECTION 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract (whether or not legally enforceable) or otherwise.

“Award” shall mean any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Bonus Shares or Other Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(f) of the Plan.

“Change in Control” shall mean, unless otherwise specified in an Award Agreement, the occurrence of any one of the following events:

(a)                                 any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate of the Company on the date hereof, (iv) a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company, or (v) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting securities of the Company then outstanding;

(b)                                 the consummation of any merger, reorganization, business combination or consolidation of the Company with or into any other entity or organization; provided, however, that a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company shall not be covered by this subparagraph (b);

(c)                                  the consummation of a sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) by the Company in one or a series of related transactions, of all or substantially all of the Company’s assets, other than any such transaction if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(d)                                 the Board approves a plan of complete liquidation or dissolution of the Company, except in connection with a transaction described in the proviso to subparagraph (b); or

(e)                                  individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a Director of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of Directors or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the Directors of the Board then comprising the Incumbent Board;

provided, that, with respect to the payment or settlement of any payment that constitutes deferred compensation subject to Section 409A of the Code, solely to the extent that the occurrence of the event also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i) (applying for such purpose the minimal thresholds permitted to be used under Treas. Reg. §§ 1.409A-3(i)(5)(v) and (vi) for a change in control event to occur).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.  Reference to the Committee shall refer to the Board if the Board has not delegated its authority to administer the Plan to the Committee, or if Committee ceases to exist and the Board does not appoint a successor Committee.

“Company” shall mean Diligent Board Member Services, Inc., a Delaware corporation, or any successor thereto that assumes and continues the Plan.

“Consultant” shall mean any individual, other than a Director or an Employee, who renders bona fide consulting or advisory services to the Company or an Affiliate.

“Director” shall mean a member of the Board or of the board of directors (or similar governing body) of an Affiliate.

“Effective Date” means the date that the Plan is adopted by the Board.

“Employee” shall mean any employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the closing sales price of a Share on the principal established securities market on which the Shares are readily traded as of the trading day immediately prior to the date of determination, or if the Shares are not readily traded on an established securities market, the average of the closing bid and ask prices for such a Share as of the trading day immediately prior to the date as of which such value is being determined (or if there is no trading in the Shares on such date, the next preceding date on which there was trading), unless a different measure of Fair Market Value is determined by the Committee and in compliance with Section 409A or Section 422 of the Code, to the extent applicable.  In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee and in compliance with Section 409A or Section 422 of the Code, to the extent applicable.

“Incentive Stock Option” shall mean any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” shall mean any Option that is not an Incentive Stock Option.

“Option” shall mean an option granted pursuant to Section 6(a) of the Plan. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options.

“Other Award” shall mean an award granted pursuant to Section 6(g) of the Plan that is not otherwise specifically provided for in the Plan.

“Participant” shall mean any Employee, Director or Consultant granted an Award under the Plan.

“Performance Award” shall mean any award granted pursuant to Section 6(e) of the Plan.

“Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

“Person” shall mean an individual or a corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Restricted Period” shall mean any period established by the Committee with respect to an Award during which the Award remains subject to forfeiture.

“Restricted Share” shall mean any Share, prior to the lapse of restrictions thereon, granted pursuant to Section 6(c) of the Plan.

“Restricted Share Unit” shall mean an award of the right to receive Shares issued at the end of a Restricted Period or subsequently (or cash payment in respect thereto) granted pursuant to Section 6(d) of the Plan.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Section 162(m) Award” shall mean any Award granted pursuant to the Plan that is intended to qualify for the exception for “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

“Share Appreciation Right or “SAR” shall mean a share appreciation right granted pursuant to Section 6(b) of the Plan.

“Shares” shall mean shares of the Company’s common stock, par value $0.001 per share.

“Subsidiary” shall mean a “subsidiary corporation” (within the meaning of Section 424(f) of the Code) of the Company.

SECTION 3.  Administration.

(a)                                 Committee.  The Plan shall be administered by the Board, provided that the Board may delegate its authority to the Committee.  To the extent advisable or otherwise required by applicable law, regulation or rule, it is intended that each member of the Committee shall qualify as (i) a “non-employee director” under Rule 16b-3, (ii) an “outside director” under Section 162(m) of the Code and the regulations thereunder and (iii) an “independent director” under the rules of any national securities exchange on which the Shares are then listed.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee shall be valid despite such failure to qualify.  No member of the Committee shall vote or act upon any matter relating solely to himself.  Notwithstanding the foregoing, grants of Awards to members of the Committee must be approved by the Board.

(b)                                 Authority.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) subject to the limitations set forth in Section 7(b) with respect to the repricing of Options and SARs and other exchange offers, determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) subject to compliance with applicable law, including, without limitation, Section 409A of the Code, determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)                                  Performance Goals.  The Committee shall have the authority to make Awards under the Plan, the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of which are contingent upon the achievement of one or more Performance Goals, including, without limitation, Performance Goals with respect to Section 162(m) Awards that meet the requirements of Section 6(i) below.  Such Performance Goals are to be specified in the relevant Award Agreement and may, subject to Section 6(i), be based on such factors as the Committee may determine in its sole discretion.  Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit, departmental or divisional level and, if in respect of Shares, may be on a fully diluted, non-diluted or other objectively determined basis.  Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.  The business criteria upon which Performance Goals are based shall have any reasonable definitions that the Committee may specify, including, without limitation, definitions based on U.S. GAAP and non-U.S. GAAP measures, and which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of stock-based compensation expense; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives;

non-operating items; acquisition expenses; effects of divestitures and effects of discontinued operations, which definitions shall be established in a manner that complies with Section 162(m) of the Code and the regulations thereunder with respect to Awards that are subject to Section 6(i).  Any such criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.  A Performance Goal need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

(d)                                 Decisions Final; No Liability.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Employee, Director or Consultant.  No Director or member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the Directors and the members of the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

(e)                                  Delegation.  The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by law, or if such delegation would cause the Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act (to the extent involving a Participant subject to Section 16(b) of the Exchange Act) or to not qualify as, or cease to qualify as, Section 162(m) Awards (to the extent such Awards are intended to qualify as such).

SECTION 4.  Shares Available for Awards.

(a)                                 Shares Available.  Subject to adjustment as provided in Section 4(c), the maximum number of Shares that may be issued under the Plan shall be 8,500,000, all of which may be issued in respect of Incentive Stock Options.  In the event that any outstanding Award expires, is cancelled or otherwise terminated, any rights to acquire Shares allocable to the unexercised or unvested portion of such Award shall again be available for the purposes of the Plan.  In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, such Shares shall again be available for the purposes of the Plan.

(b)                                 Sources of Shares Deliverable Under Awards.  Shares delivered pursuant to an Award may be authorized and unissued Shares or treasury Shares.

(c)                                  Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Shares, other securities, or other property),

recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares, then the Committee shall, in such manner as it may deem equitable and appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust any or all of (i) the maximum number and type of Shares that may be issued under the Plan, (ii) the maximum aggregate number and type of Shares subject to the individual Award limits pursuant to Section 4(d), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, exercise or base price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, the Committee shall not take any action otherwise authorized under this subparagraph (c) to the extent that such action would result in a violation of (or imposition of additional taxes under) Section 409A of the Code should either or both of those Code sections apply to the Award.

(d)                                 Section 162(m) Limits on Individual Awards.  Subject to adjustment as provided in Section 4(c), the maximum number of Shares with respect to which Options or SARs may be granted to any one individual under the Plan during any calendar year shall be 750,000 Shares; provided that (i) the maximum number of Shares with respect to which Options or SARs may be granted to the Chief Executive Officer of the Company (the “CEO”) during the 2013 calendar year shall be 1,600,000 Shares, and (ii) the maximum number of Shares with respect to which Options or SARs may be granted to any Employee during the calendar year such Employee commences employment with the Company or its Affiliates shall be 1,000,000 Shares.  Subject to adjustment as provided in Section 4(c), the maximum number of Shares subject to Section 162(m) Awards (other than Options and SARs) that may be paid to any one individual in respect of any calendar year if the applicable Performance Goals are attained is 750,000 Shares; provided that (i) the maximum number of Shares that may be paid to the CEO in respect of Section 162(m) Awards (other than Options and SARs) granted during the 2013 calendar year if the applicable Performance Goals are attained shall be 2,500,000 Shares, and (ii) the maximum number of Shares that may be paid to any Employee in respect of the calendar year such Employee commences employment with the Company or its Affiliates if the applicable Performance Goals are attained is 1,000,000 Shares.  The maximum cash amount that may be paid pursuant to Section 162(m) Awards (other than Options and SARs) to any one individual in respect of any calendar year if the applicable Performance Goals are attained is US$1,000,000; provided that the maximum cash amount that may be paid to the CEO in respect of Section 162(m) Awards (other than Options and SARs) granted during the 2013 calendar year shall equal US $1,000,000 plus the amount determined by multiplying 1,600,000 by the difference between (i) the Fair Market Value of a Share on the applicable grant date of such Awards, and (ii) US$0.14.  Except with regard to Section 162(m) Awards granted to the CEO during the 2013 calendar year, in the case of Performance Goals based on performance periods beginning and ending in different calendar years, the number of Shares or cash amount which is paid in respect of each calendar year during the performance period shall be determined by multiplying the total number of Shares or cash amount, as applicable, paid for the performance period by a fraction, of which (i) the numerator is the number of days during the performance period in that particular calendar year, and (ii) the denominator is the total number of days during the performance period.  The limitations in this Section 4(d) shall be interpreted and applied in a manner consistent with Section 162(m) of the Code and the regulations thereunder.

SECTION 5.  Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan; provided, however, that only Employees of the Company or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 6.  Awards.

(a)                                 Options.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions (including the achievement of Performance Goals), as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)                                     Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than 100% of the Fair Market Value per Share as of the date of grant.  However, (1) any Incentive Stock Option granted to any Employee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary shall have an exercise price per Share that is not less than 110% of Fair Market Value per Share as of the date of the grant, and (2) any Non-Qualified Stock Option granted to any Participant may have an exercise price per Share that is less than the Fair Market Value as of the date of the grant, provided that such Participant is not subject to Section 409A of the Code or the Option is either exempt from or compliant with Section 409A of the Code.

(ii)                                  Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made (which may include, without limitation, cash, check acceptable to the Company, Shares owned by the Participant or otherwise issuable pursuant to the exercise of the Option, outstanding Awards, other securities or other property, or any combination thereof or any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan, having a Fair Market Value on the exercise date equal to the relevant exercise price).

(iii)                               Expiration Date.  Each Option shall expire no later than the tenth anniversary of its date of grant; provided, however, that the expiration date of an Incentive Stock Option granted to any Employee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary shall not be later than the fifth anniversary of its date of grant.

(b)                                 Share Appreciation Rights.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom SARs shall be granted (provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted), the number of Shares to be covered by each SAR, the base price therefor and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions (including the achievement of Performance Goals), as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)                                     Base Price.  Each SAR grant shall specify the base price at which the SAR may be exercised with respect to a Share.  The base price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant.  In addition, the base price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

(ii)                                  Time of Exercise.  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part.

(iii)                               Expiration Date.  Each SAR shall expire no later than the tenth anniversary of its date of grant; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

(iv)                              Payment of SAR Amount.  Unless otherwise specified in the Award Agreement, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request.  Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the base price specified in the Award Agreement pertaining to such SAR; by (ii) the number of Shares with respect to which the SAR is exercised.

(v)                                 Payment Upon Exercise of SAR.  Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

(c)                                  Restricted Shares.  Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Shares shall be granted, the number of Restricted Shares to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the achievement of Performance Goals, if any, under which if not achieved, the Restricted Shares may be forfeited to the Company, and the other terms and conditions of such Awards.

(i)                                     Voting Rights.  During the Restricted Period, Participants holding Restricted Shares may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

(ii)                                  Dividends and Other Distributions.  During the Restricted Period, Participants holding Restricted Shares shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement.  If any such dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

(iii)                               Registration.  Any Restricted Share may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a Share certificate or certificates.  In the event any Share certificate is issued in respect of Restricted Share granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share.  Unless the Committee determines otherwise, Restricted Shares shall be held by the Company as escrow agent during the applicable Restricted Period, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such Award is forfeited in whole or part.

(iv)                              Forfeiture and Restrictions Lapse.  Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Share, upon termination of a Participant’s employment or other service for any reason during the applicable Restricted Period, all Restricted Shares shall be forfeited by the Participant and reacquired by the Company.  Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Shares promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(v)                                 Transfer Restrictions.  During the Restricted Period, Restricted Shares will be subject to the limitations on transfer as provided in Section 6(h)(ii).

(d)                                 Restricted Share Units.  The Committee shall have the authority to grant Awards of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine.

(i)                                     Terms and Conditions.  Each Restricted Share Unit Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future (as determined in the sole discretion of the Committee), subject to the fulfillment during the Restricted Period or other period set by the Committee of such conditions, including the achievement of Performance Goals, if any, as the Committee may specify at the date of grant.  During the Restricted Period and until such Shares are issued to the Participant, the Participant shall not have any rights of ownership in the Shares covered by a Restricted Share Unit Award and shall not have any right to vote such Shares.

(ii)                                  Dividend Equivalents.  Any Restricted Share Unit Award may provide that an amount equal to any dividends or other distributions made by the Company during the Restricted Period with respect to Shares deliverable pursuant to the Award be credited in a cash bookkeeping account (without interest) or that equivalent additional Restricted Share Units be awarded, which account or units may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(e)                                  Performance Awards.  The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of such Award in cash and/or Shares (in the sole discretion of the Committee), in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee shall establish with respect to the Award.

(i)                                     Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

(ii)                                  Payment of Performance Awards.  Performance Awards, to the extent earned, shall be paid (in cash and/or in Shares, in the sole discretion of the Committee) following the close of the performance period.  Unless otherwise determined by the Committee in accordance with Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2½ months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2½ months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not, except to the extent permitted by Section 409A of the Code, be subject to any election by the Participant to defer the payment to a later period.

(iii)                               General.  Unless otherwise determined by the Committee and subject to Section 6(i), Performance Goals shall be designed to be objective and shall be substantially uncertain at the time of grant.  The Committee may determine that such Performance Awards shall be granted, exercised, vested, distributed, paid and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals.  Performance Goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(iv)                              Performance Period Timing for Establishing Performance Goals.  Achievement of Performance Goals shall be measured over a performance period of not less than six months and not more than ten years, as specified by the Committee.  Performance Goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such later date as may be determined by the Committee, but in no event later than the time required by Section 6(i)(ii)  with respect to Performance Awards subject thereto.

(v)                                 Written Determinations.  All determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award, and the achievement of Performance Goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award.

(f)                                   Bonus Shares.  The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants.  Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, with or without other payment therefor, as additional compensation for the Participant’s services to the Company.

(g)                                  Other Awards.  The Committee may develop sub-plans and may also grant to Participants an Other Award, which may consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan or an Award denominated or payable in cash, including, but not limited to, (i) Awards of unrestricted Shares delivered on a current or deferred basis, and (ii) Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.  Subject to the terms of the Plan, including the Performance Goals, if any, applicable to such

Award, the Committee shall determine the terms and conditions of any such Other Award.

(h)                                 General Provisions applicable to all Awards.

(i)                                     Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.  No Award shall be issued in tandem with another Award if the tandem awards would result in adverse tax consequences under Section 409A of the Code.  Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)                                  Limits on Transfer of Awards.

(A)                               Except as provided in (C) below, each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.  Notwithstanding anything in the Plan to the contrary, an Award of Non-Qualified Stock Options shall be transferable pursuant to a domestic relations order.

(B)                               Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C)                               Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, an Award of Non-Qualified Stock Options may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish.

(iii)                               Stock Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(i)                                     Special Provisions applicable to Section 162(m) Awards.  Section 162(m) Awards (other than Options and SARs) shall be subject to the following additional terms and conditions:

(i)                                     Objective Performance Goal and Business Criteria.  The grant, exercise, vesting, distribution, payment and/or settlement, as determined by the Committee, of the Section 162(m) Award shall be subject to the attainment of objective Performance Goals based on one or more of the following business criteria: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before or after any one or more of: interest, taxes, depreciation or amortization, (k) sales (including, without limitation, new sales or cumulative sales), (l) total stockholder return, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) customer retention rates, (s) gross margin, (t) revenue growth, (u) information technology services, (v) new product invention or innovation, (w) attainment of development milestones, (x) improvements in productivity or (y) any combination of the foregoing for the Performance Period.

(ii)                                  Establishment.  The Committee shall establish the Performance Goals applicable to Section 162(m) Awards in writing not later than 90 days after the commencement of the applicable performance period, but in no event after more than 25% of the applicable performance period has elapsed.

(iii)                               Limitation on Committee Discretion.  The Committee may not increase the amounts payable pursuant to any Section 162(m) Award or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award’s Award Agreement for certain events, including but not limited to death, disability, or a change in ownership or control of the Company.  Unless otherwise provided in an Award Agreement, the Committee may, in its sole discretion, reduce or eliminate the amount of cash that would otherwise be payable pursuant to any Section 162(m) Award upon achievement of the applicable Performance Goals.

(iv)                              Certification.  Prior to the payment or settlement of any Section 162(m) Award, the Committee shall certify in writing as prescribed by Section 162(m) of the Code and the regulations thereunder that the applicable Performance Goals were achieved.

(v)                                 Other Restrictions.  The Committee shall have the authority to impose such other restrictions as it may deem necessary or appropriate to ensure that such Section 162(m) Awards meet the requirements for the exception for “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

SECTION 7.  Amendment and Termination.

(a)                                 Amendments to the Plan.  The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, no such amendment may be made without stockholder approval to the extent that such approval is required by (i) applicable legal requirements or (ii) the requirements of any securities exchange or market on which the Shares are listed.  Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of additional taxes under Section 409A of the Code.  The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse any Participant for any liability incurred as a result of Code Section 409A.

(b)                                 Limitation on Repricings and Other Exchange Offers.  Notwithstanding anything in the Plan to the contrary and subject to Section 4(c), without the approval of stockholders of the Company, no amendment and no substitution or exchange of an outstanding Option or SAR, including any cancellation, buyout (for cash or otherwise), or surrender, shall reduce the exercise price of any outstanding Option or the base price of any outstanding SAR to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award or otherwise result in an exchange offer with respect to any such Award.

(c)                                  Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall, except as provided in Section 7(d), materially reduce the benefit to Participant without the consent of such Participant.

(d)                                 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.  Notwithstanding the foregoing, in no event shall the Committee make any adjustment pursuant to this subsection (c) to Section 162(m) Awards if such adjustment would cause the Awards to cease to so qualify.

SECTION 8.  Corporate Events.

Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided in an Award Agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) a liquidation, dissolution or winding up of the Company (each, a “Corporate Event”), the Committee may, in its sole discretion (without Participant consent):

(a)                                 provide for the continuation, assumption or substitution of Awards in connection with such Corporate Event, in which case, such Awards shall be subject to adjustment pursuant to Section 4(c) above;

(b)                                 accelerate the vesting of any or all Awards, subject to the consummation of such Corporate Event; or

(c)                                  cancel any or all vested and/or unvested Awards as of the consummation of such Corporate Event, and provide that holders of Awards so cancelled (including unvested Awards) will receive a payment in respect of cancellation of their Awards based on the amount of the per Share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options and SARs, the applicable exercise price or base price; provided, however, that (i) (1) holders of Options and SARs shall only be entitled to consideration in respect of cancellation of such Awards if the per Share consideration less the applicable exercise price or base price is greater than zero, and (2) with respect to Awards subject to performance-based vesting, all performance goals and other vesting criteria shall be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met; and (ii) the time or schedule of any payment of any Award that is subject to Section 409A of the Code may only be accelerated pursuant to this Section 8(c) to the extent permitted by Treas. Reg. Sec. 1.409A-3(j)(4)(ix).

Payments to holders pursuant to subsection (c) above shall be made in cash or, in the sole discretion of the Committee (or any successor thereto), in the form of such other consideration necessary for a holder of an Award to receive property, cash or securities (or a combination thereof) as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise price or base price).  Any actions or determinations of the Committee under this Section 8 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

SECTION 9.  General Provisions.

(a)                                 No Rights to Awards.  No Employee, Director, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Directors, Consultants, or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each recipient.

(b)                                 Forfeiture and Repayment.  Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to a Participant (including a former Participant) shall be forfeited and/or repaid to the Company as may be required by applicable law or stock exchange listing conditions or pursuant to any applicable regulatory requirement or Company clawback policy in effect from time to time.

(c)                                  Withholding.  The Company or any Affiliate is authorized to withhold at the minimum statutory rate from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable federal, state or local taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s minimum tax obligation through the tender of already-owned Shares, the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise, settlement, delivery or payment of such Award.

(d)                                 No Right to Employment or other Service.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or other service of the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss a Participant from employment or other service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)                                  Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with and construed under the laws of the State of New York, without regard to conflict of laws principles.

(f)                                   Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)                                  No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h)                                 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional

Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)                                     Compliance with Laws.  Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act and the rules and regulations thereunder.  Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

(j)                                    Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)                                 No Guarantee of Tax Consequences.  None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

SECTION 10.  Effective Date.

Subject to approval of the Plan by the stockholders of the Company within 12 months of the date it is adopted by the Board, the Plan will become effective as of the Effective Date.

SECTION 11.  Term of the Plan.

Unless earlier terminated pursuant to Section 7, the Plan shall terminate on, and no Award shall be granted under the Plan after the tenth anniversary of the Effective Date.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such expiration or termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such expiration or termination date.

SECTION 12.  Compliance with New Zealand Listing Rules

(a)                                 As used in this Section 12, the following terms shall have the meanings set forth below:

“Average Market Price” shall carry the same meaning as in Listing Rule 8.1.3(c).

“Listing Rules” shall mean the listing rules of the main board equity market operated by NZX Limited as applicable to the Company and as amended from to time.

(b)                                 This Section 12 shall be in effect for so long as the Company is subject to the Listing Rules.

(c)                                  For so long as this Section 12 is in effect, and notwithstanding any other provision of the Plan:

(i)                                     grants of Awards to non-employee Directors, whether or not members of the Committee, must be approved by the Board and the recipients of such Awards shall be disqualified from voting on such grants;

(ii)                                  the exercise price per Share purchaseable under an Option shall not be less than 85% of the Average Market Price on the date of grant; and

(iii)                               where payment upon the exercise of a SAR is made by the issue of Shares, the issue price per Share shall not be less than 85% of the Average Market Price on the date of issue of the Shares.